(As filed with the Securities and Exchange Commission July 12, 2002)

                                                                File No. 70-9945

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     POS-AMC

                         Post-Effective Amendment No. 2
                                       to
                                    FORM U-1

                           APPLICATION OR DECLARATION
                                    UNDER THE
                   PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

                                  NiSource Inc.
                       NiSource Corporate Services Company
                     Northern Indiana Public Service Company
                           Kokomo Gas and Fuel Company
                  Northern Indiana Fuel and Light Company, Inc.
                    EnergyUSA, Inc. (an Indiana corporation)
                               EnergyUSA-TPC Corp.
                  EnergyUSA, Inc. (a Massachusetts corporation)
                              Primary Energy, Inc.
                         NiSource Capital Markets, Inc.
                             NiSource Finance Corp.
                       NiSource Development Company, Inc.
                            NI Energy Services, Inc.
                       NiSource Energy Technologies, Inc.
                              Columbia Energy Group
                         Columbia Assurance Agency, Inc.
                    Columbia Accounts Receivable Corporation
                      Columbia Atlantic Trading Corporation
                         Columbia Remainder Corporation
                      Columbia Energy Services Corporation
                      Columbia Insurance Corporation, Ltd.
                   Columbia Energy Power Marketing Corporation
                       Columbia Energy Retail Corporation
                         Columbia Service Partners, Inc.
                              801 East 86th Avenue
                        Merrillville, Indiana 46410-6272

                              Bay State Gas Company
                            Northern Utilities, Inc.
                      Granite State Gas Transmission, Inc.
                               300 Friberg Parkway
                      Westborough, Massachusetts 01581-5039

                         Columbia Gas of Kentucky, Inc.
                           Columbia Gas of Ohio, Inc.
                         Columbia Gas of Maryland, Inc.
                       Columbia Gas of Pennsylvania, Inc.
                         Columbia Gas of Virginia, Inc.
                             200 Civic Center Drive
                              Columbus, Ohio 43215

                         Columbia Energy Resources, Inc.
                              Alamco-Delaware, Inc.
                          Hawg Hauling & Disposal, Inc.
                     Columbia Natural Resources Canada, Ltd.
                        Columbia Natural Resources, Inc.
                             900 Pennsylvania Avenue
                         Charleston, West Virginia 25302

                      Columbia Gas Transmission Corporation
                Columbia Transmission Communications Corporation
                          NiSource Pipeline Group, Inc.
                           Crossroads Pipeline Company
                          Columbia Pipeline Corporation
                    Columbia Energy Group Capital Corporation
                      Columbia Deep Water Services Company
                            12801 Fair Lakes Parkway
                          Fairfax, Virginia 22030-0146

                       Columbia Gulf Transmission Company
                             2603 Augusta, Suite 125
                              Houston, Texas 77057

             (Names of companies filing this statement and addresses
                         of principal executive offices)
              -----------------------------------------------------

                                  NISOURCE INC.

 (Name of top registered holding company parent of each applicant or declarant)

             -------------------------------------------------------

                              Jeffrey W. Grossman,
                          Vice President and Controller
                                  NiSource Inc.
                              801 East 86th Avenue
                        Merrillville, Indiana 46410-6272

                     (Name and address of agent for service)
            --------------------------------------------------------

The Commission is requested to mail copies of all orders, notices and other communications to:

     Peter V. Fazio, Jr., Esq.                 William T. Baker, Jr., Esq.
     Schiff Hardin & Waite                     Thelen Reid & Priest LLP
     6600 Sears Tower                          40 West 57th Street
     Chicago, Illinois  60606-6473             New York, New York  10019

         1. Prior Orders. By order dated December 19, 2001 (Holding Co. Act Release No. 27479) in this proceeding, NiSource Inc. ("NiSource"), a registered holding company, was authorized to establish and provide funding for a new system money pool arrangement ("Money Pool"). NiSource's utility subsidiaries and certain of its non-utility subsidiaries were authorized to participate in the Money Pool and, to the extent not exempt under Rules 45(b) and 52, to make short-term borrowings from NiSource and extend credit to (and acquire promissory notes from) each other through their participation in the Money Pool. The Commission reserved jurisdiction over the participation as a borrower in the Money Pool of any other direct or indirect, current or future, subsidiary of NiSource. By supplemental order dated June 3, 2002 (Holding Co. Act Release
No. 27535), the Commission released jurisdiction that had been reserved under the December 19, 2001 order over the participation in the Money Pool by two of NiSource's public-utility subsidiary companies, Bay State Gas Company and Northern Utilities, Inc.

         2. Action Requested. The applicants now request that the Commission release jurisdiction reserved under the December 19, 2001 order in order to permit Granite State Transmission, Inc. ("Granite State") to participate in the Money Pool as a borrower (as well as a lender).(1) Granite State, an interstate natural gas pipeline company, is a wholly-owned subsidiary of NiSource Pipeline Group, Inc. ("Pipeline Group"), which, in turn, is a direct wholly-owned non-utility subsidiary of NiSource.

         Granite State is Pipeline Group's only remaining direct subsidiary. Until recently, Pipeline Group also held all of the outstanding common stock of PNGTS Holding Corp., which, together with a subsidiary of Granite State (Natural Gas Development, Inc.), held a combined 19.06% interest in the Portland Natural Gas Transmission System ("PNGTS"), an interstate gas pipeline. Pipeline Group sold its interest in PNGTS in June 2001 and, in June 2002, dissolved the two intermediate subsidiaries that previously held the PNGTS interest. In order to further simplify its corporate structure, and because Pipeline Group no longer serves the purpose that was originally intended, NiSource intends to dissolve Pipeline Group, as the result of which Granite State will become a direct wholly-owned subsidiary of NiSource.

         Pipeline Group is authorized to participate as a borrower in the Money Pool under the December 19, 2001 order. Although Granite State is not similarly authorized to participate in the Money Pool, borrowings through the Money Pool by Pipeline Group are in fact used almost entirely to fund cash advances to Granite State. The applicants are proposing, therefore, to add Granite State as a borrower under the Money Pool effective upon the dissolution of Pipeline Group. In effect, Granite State would simply replace Pipeline Group as a participant in the Money Pool. No other changes to the terms, conditions or limitations of the December 19, 2001 order are sought herein.

         3. Procedure. The applicants respectfully request that the Commission issue a supplemental order in this proceeding as soon as practical. The applicants submit that the Commission can issue a supplemental order without providing public notice and an opportunity for comment. As indicated, Granite State is an existing non-utility subsidiary of NiSource and obtains its working capital, indirectly, through borrowings by its parent company, Pipeline Group.


-------------------

(1)      Granite State has been added as an applicant in this proceeding.

As a result of the dissolution of Pipeline Group, Granite State will be substituted for Pipeline Group, without any resulting change in past levels of borrowings by Pipeline Group. Further, borrowings under the Money Pool by Granite State will be exempt under Rule 52(b). Under these circumstances, no purpose would be served by affording the public an additional opportunity to file comments or request a hearing.

         4. Compliance with Rule 54. The requested release of jurisdiction is subject to Rule 54. Rule 54 provides that the Commission shall not consider the effect of the capitalization or earnings of subsidiaries of a registered holding company that are "exempt wholesale generators" ("EWGs") or "foreign utility companies" ("FUCOs") in determining whether to approve other transactions if Rule 53(a), (b) and (c) are satisfied. Under Rule 53(a), the Commission shall not make certain specified findings under Sections 7 and 12 in connection with a proposal by a holding company to issue securities for the purpose of acquiring the securities of or other interest in an EWG, or to guarantee the securities of an EWG, if each of the conditions in paragraphs (a)(1) through (a)(4) thereof are met, provided that none of the conditions specified in paragraphs (b)(1) through (b)(3) of Rule 53 exists. The standards of Rules 53 and 54 are met.

         Rule 53(a)(1): NiSource's "aggregate investment" in EWGs is approximately $320.2 million, or 38.8% of NiSource's "consolidated retained earnings" for the four quarters ended March 31, 2002 (approximately $825.85 million). NiSource does not hold any investment in a FUCO.

         Rule 53(a)(2): NiSource will maintain books and records enabling it to identify investments in and earnings from each EWG and FUCO in which it directly or indirectly acquires and holds an interest. NiSource will cause each domestic EWG in which it acquires and holds an interest, and each foreign EWG and FUCO that is a majority-owned subsidiary, to maintain its books and records and prepare its financial statements in conformity with U.S. generally accepted accounting principles. All of such books and records and financial statements will be made available to the Commission, in English, upon request.

         Rule 53(a)(3): No more than 2% of the employees of NiSource's domestic utility subsidiaries will, at any one time, directly or indirectly, render services to EWGs and FUCOs.

         Rule 53(a)(4): NiSource will submit a copy of each Application/Declaration that relates to investments in EWGs or FUCOs and each amendment thereto, and will submit copies of any Rule 24 certificates required hereunder, as well as a copy of NiSource's Form U5S, to each of the public service commissions having jurisdiction over the retail rates of NiSource's domestic utility subsidiaries.

         In addition, the applicants state that the provisions of Rule 53(a) are not made inapplicable to the authorization herein requested by reason of the occurrence or continuance of any of the circumstances specified in Rule 53(b). Rule 53(c) is inapplicable by its terms.

                                                         SIGNATURES

         Pursuant to the requirements of the Public Utility Holding Company Act of 1935, each of the undersigned companies has duly caused this statement to be signed on its behalf by the undersigned thereunto duly authorized.

                                         NISOURCE INC.
                                         NISOURCE CORPORATE SERVICES COMPANY
                                         NORTHERN INDIANA PUBLIC SERVICE COMPANY
                                         KOKOMO GAS AND FUEL COMPANY
                                         NORTHERN INDIANA FUEL AND LIGHT
                                              COMPANY, INC.
                                         BAY STATE GAS COMPANY
                                         NORTHERN UTILITIES, INC.
                                         ENERGYUSA, INC. (A MASSACHUSETTS
                                              CORPORATION)
                                         ENERGYUSA, INC. (AN INDIANA
                                              CORPORATION)
                                         ENERGYUSA-TPC CORP.
                                         NISOURCE CAPITAL MARKETS, INC.
                                         NISOURCE FINANCE CORP.
                                         NISOURCE DEVELOPMENT COMPANY, INC.
                                         NI ENERGY SERVICES, INC.
                                         NISOURCE ENERGY TECHNOLOGIES, INC.
                                         PRIMARY ENERGY, INC.
                                         NISOURCE PIPELINE GROUP, INC.
                                         CROSSROADS PIPELINE COMPANY
                                         COLUMBIA ENERGY GROUP
                                         COLUMBIA GAS OF KENTUCKY, INC.
                                         COLUMBIA GAS OF OHIO, INC.
                                         COLUMBIA GAS OF MARYLAND, INC.
                                         COLUMBIA GAS OF PENNSYLVANIA, INC.
                                         COLUMBIA GAS OF VIRGINIA, INC.
                                         COLUMBIA PIPELINE CORPORATION
                                         COLUMBIA ENERGY RESOURCES, INC.
                                         COLUMBIA GULF TRANSMISSION COMPANY
                                         COLUMBIA GAS TRANSMISSION CORPORATION
                                         COLUMBIA TRANSMISSION COMMUNICATIONS
                                              CORPORATION
                                         ALAMCO-DELAWARE, INC.
                                         HAWG HAULING & DISPOSAL, INC.
                                         COLUMBIA ASSURANCE AGENCY, INC.
                                         COLUMBIA ACCOUNTS RECEIVABLE
                                              CORPORATION
                                         COLUMBIA ATLANTIC TRADING CORPORATION
                                         COLUMBIA NATURAL RESOURCES CANADA, LTD.
                                         COLUMBIA ENERGY GROUP CAPITAL
                                              CORPORATION

                      (signatures continued on next page )

                                         COLUMBIA DEEP WATER SERVICES COMPANY
                                         COLUMBIA REMAINDER CORPORATION
                                         COLUMBIA ENERGY SERVICES CORPORATION
                                         COLUMBIA INSURANCE CORPORATION, LTD.
                                         COLUMBIA NATURAL RESOURCES, INC.
                                         COLUMBIA ENERGY POWER MARKETING
                                              CORPORATION
                                         COLUMBIA ENERGY RETAIL CORPORATION
                                         COLUMBIA SERVICE PARTNERS, INC.
                                         GRANITE STATE GAS TRANSMISSION, INC.


                                         By:  /s/ Jeffrey W. Grossman
                                                  ------------------------------
                                         Name:    Jeffrey W. Grossman
                                         Title:   Vice President

Date:  July 12, 2002